UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2008

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33182	75-2880496
(State or other jurisdiction of incorporation or organization)	Commission File No.	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02                                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2008, Heelys, Inc. (the “Company”) announced the appointment of Ms. Lisa K. Peterson as the Company’s new Senior Vice President and Chief Financial Officer and Mr. John Benton Price as the Company’s Vice President of Product. Ms. Peterson officially joined the Company on July 7, 2008 and Mr. Price officially joined the Company on July 1, 2008.

Ms. Peterson, age 50, has extensive experience as a financial executive and corporate officer.  From December 2007 to May 2008, she served as the Executive Vice President and Chief Financial Officer of Friedman’s Inc., a national jewelry retailer.  From 2003 to 2007, she served as Executive Vice President and Chief Financial Officer of Carreker Corporation, a publicly traded provider of software and consulting solutions for financial institutions.  From 1999 to 2003, Ms. Peterson served as Executive Vice President, Chief Financial and Administrative Officer at Monarch Dental Corporation, a dental practice management company.

Mr. Price, age 54, has extensive experience as a corporate officer.  From September 2000 to June 2008, he served in various management positions, including Vice President, Divisional Merchandise Manager for Foot Locker, Inc., a global retailer of athletic footwear and apparel.

It is expected that each of Ms. Peterson and Mr. Price will enter into an employment agreement with the Company relating to their respective employment.

A press release issued by the Company in connection with the foregoing is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1         Press Release of Heelys, Inc., dated July 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heelys, Inc.

Date: July 9, 2008	By:	/s/ Donald K. Carroll
Donald K. Carroll
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Heelys, Inc., dated July 9, 2008.